POULTON & YORDAN
                              ATTORNEYS AT LAW

                    136 EAST SOUTH TEMPLE, SUITE 1700-A
                         SALT LAKE CITY, UTAH 84111

Richard T. Ludlow                                 Telephone: (801) 355-1341
                                                        Fax: (801) 355-2990

                              August 20, 2002



Board of Directors
Graphix2Go, Inc.
2211 North Fairfield
Layton, Utah 84041

     Re: Opinion and Consent of Counsel with respect to Registration Statement on Form SB-2 for Graphix2Go, Inc.

Gentlemen:

     You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of the Company pursuant to the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission.

     The proposed offering and public distribution relates to up to 336,000 shares of common stock, $.001 par value (the "Common Stock"), 200,000 to be offered and sold to the public at a price of $1.00 per share, and 136,000 of which are to be issued upon the conversion of Series A and Series B Convertible Preferred Shares. It is our opinion that the shares of Common Stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and nonassessable shares of common stock of the Company in accordance with the corporation laws of the State of Nevada.

     We consent to be named by the Company in the registration statement and prospectus included therein. We also consent to the Company filing this legality opinion as an exhibit to the registration statement.

                                   Very truly yours,

                                   POULTON & YORDAN


                                   /s/ Richard T. Ludlow
                                        Richard T. Ludlow
                                        Attorney at Law